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                                                                       EXHIBIT 1

March 20, 2001

                 Digital Lava Concludes Special Investigation of
                           Revenue Recognition Issues
                            Restates Q3 2000 Results


MARINA DEL REY, CA MARCH 20, 2001 -- Digital Lava Inc. (NASDAQ: DGLV), announced today that it has completed its special investigation into revenue recognition issues, and the company will revise its previously reported financial results for the third quarter and nine months ended September 30, 2000.

Based on the results of the investigation conducted by a special committee of the Board of Directors with the assistance of an independent auditing firm and outside counsel, Digital Lava expects that its previously announced Product Sales revenues will decrease by approximately $600,000. Of this amount, Digital Lava now expects that approximately $20,000 will be recognized as Product Sales revenue in the fourth quarter of 2000, with the remaining $580,000 being reversed from Product Sales revenue in the third quarter. The reductions are being made to correct an overstatement in reported Product Sales revenues from the Company's Firestream Encoding Station.

With regards to revenue recognition unrelated to the investigation, the Company expects to reduce its third quarter Services Revenue by approximately $45,000, of which approximately $14,000 is being deferred and recognized in the fourth quarter. Approximately $31,000 relates to a third quarter overbilling which is being removed from third quarter Services Revenue.

As a result of all of the above, Digital Lava anticipates that previously reported third quarter revenue of $1.74 million will be revised to $1.10 million, while the revenue for the nine months ended September 30, 2000 will be revised from $4.39 million to $3.74 million. These revisions would result in a net loss for the third quarter of approximately $2.24 million, or $0.35 per basic and diluted share, compared with the previously reported net loss of $1.89 million, or $0.30 per basic and diluted share. The revised net loss for the nine months ended September 30, 2000 is expected to be $5.52 million, or $1.05 per basic and diluted share, compared with the previously reported net loss of $5.17 million, or $0.99 per basic and diluted share.

The results have also been supplied to NASDAQ in response to a request for additional information.

"Working with the special committee appointed by our Board of Directors, our outside counsel and an independent auditing firm, Digital Lava has further investigated the revenue recognition issues that management initially uncovered and is continuing to strengthen our internal controls," said Bob Greene, CEO of Digital Lava. "We recognize that this has been a period of uncertainty, but I am confident that the company is fundamentally stronger as a result and am grateful for the patience of our shareholders while we resolved these issues."

Greene commented further "The revenue adjustments relate primarily to sales of the Firestream Encoding Station. As a result of Digital Lava's less than anticipated revenue growth and uncertainty in the corporate marketplace we have undertaken a review our expenses and decided to initiate a reduction in our staffing by approximately 22%. Above all, we continue to be committed to building long-term shareholder value through the growth of the Company. We are still signing up new clients and repeat customers for our publishing services and software. We believe Digital Lava's opportunity is outstanding


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as we continue to capitalize on our technology and publishing services to provide fast, cost-effective rich media business communication solutions."

Digital Lava anticipates announcing its final financial results for the fourth quarter and year ended December 31, 2000 when the annual audit is completed and the company files its Annual Report on Form 10-K. Digital Lava anticipates providing revised guidance for fiscal 2001 at the time it announces its first quarter 2001 financial results.

ABOUT DIGITAL LAVA

Digital Lava provides digital publishing services and the enabling software technology to Fortune 2000 companies that create on demand interactive presentations, training and communications. Its robust in-house services offer a turnkey solution that delivers rich media quickly and efficiently. These solutions provide end-users with a fully integrated and interactive experience on their computer desktops delivered via the Internet, intranet, extranet, DVD, CD-ROM or any combination. Digital Lava's services and solutions are employed by Fortune 2000 companies for use in corporate communications, sales, marketing and training applications. Digital Lava's partners and clients include Microsoft, Akamai, RealNetworks, Cisco Systems, Dell Computers, Siebel, KPMG, Prudential Insurance, Network Associates, Alcatel and CompuCom. Digital Lava is headquartered in Marina del Rey, California. For additional information, please visit Digital Lava's Web site at http://www.digitallava.com or call 1-888-222-LAVA.

This press release contains forward-looking statements about Digital Lava's anticipated financial results for the third and fourth quarters of 2000. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. Digital Lava may determine that further accounting adjustments should be made with respect to transactions that occurred during fiscal 2000. In addition, the Company's auditors will continue to conduct the annual audit, during which it may be determined that further accounting adjustments should be made. If further accounting adjustments are made, they may materially increase the amount of the adjustments that Digital Lava currently believes it will record for the third and fourth quarters of 2000 and may require a restatement of other quarters of fiscal 2000. In addition, although Digital Lava believes that it will complete its evaluation, and its auditors will complete the annual audit, in time to file the Annual Report on Form 10-K by the ordinary filing deadline, there is no guarantee that this will occur. Other risks and uncertainties are described in more detail in Digital Lava's filings with the Securities and Exchange Commission. Digital Lava undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.